Exhibit 2.1

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”), dated as of March 9, 2020, to the Agreement and Plan of Merger, dated as of June 9, 2019 (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), by and among United Technologies Corporation, a Delaware corporation (“UTC”), Light Merger Sub Corp., a Delaware corporation (“Merger Sub”), and Raytheon Company, a Delaware corporation (“Raytheon”), is by and among the parties hereto.

WHEREAS, pursuant to Section 8.3 of the Merger Agreement, the parties hereto wish to mutually agree to amend the Merger Agreement as described herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.          Definitions.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

2.          Amendment to the Merger Agreement.

(a)          The text of Section 2.2(d)(i) of the Merger Agreement is hereby amended and restated as follows:

“(d)   Board of Directors of UTC.  Effective as of the Effective Time, the Board of Directors of UTC shall consist of a total of fifteen (15) directors, of whom:

(i)   Seven (7) directors, each of whom shall be a member of the Board of Directors of UTC as of immediately prior to the Effective Time and at least six (6) of whom shall qualify as an “independent director” under the listing standards of the listing standards of the New York Stock Exchange (the “NYSE”) and the applicable rules of the SEC (the “SEC”), shall be designated by the Board of Directors of UTC prior to the Effective Time, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the Amended and Restated Bylaws (it being understood that until the second anniversary of the Closing Date, each other UTC Continuing Independent Director (as defined in the Amended and Restated Bylaws) shall be selected in accordance with the Amended and Restated Bylaws);”

(b)          The text of Section 2.11(B)(1) of Exhibit A to the Merger Agreement is hereby amended and restated as follows:

“(1)   the Board of Directors shall be composed of (i) six RTN Continuing Independent Directors (as defined in Section 2.18(H) below), (ii) six UTC Continuing Independent Directors (as defined in Section 2.18(H) below), (iii) one UTC Continuing Independent Director or one UTC Continuing Non-Independent Non-CEO Director (defined in Section 2.18(H) below), (iv) until the Succession Date (as defined in Section 2.18(A) below), the executive Chairman of the Board and (v) the Chief Executive Officer, and any vacancy on the Board of Directors will be filled as provided in Section 2.18(F) of these Bylaws;”

(c)          The text of Section 2.11(C) of Exhibit A to the Merger Agreement is hereby amended and restated as follows:

“(C)   Notwithstanding anything to the contrary in these Bylaws, unless the then-serving independent directors (for this purpose, deemed to include the UTC Continuing Non-Independent Non-CEO Director, if any) shall have adopted a resolution to the contrary in accordance with Section 2.11(E) of these Bylaws, (1) prior to the Succession Date (as defined in Section 2.18(A) below), the executive Chairman of the Board shall have the roles and responsibilities set forth in Section 2.18(B) of these Bylaws, and (2) prior to the Specified Date, the Chief Executive Officer of the Corporation shall have the roles and responsibilities set forth in Section 2.18(C) of these Bylaws.”

(d)          The text of Section 2.11(E) of Exhibit A to the Merger Agreement is hereby amended and restated as follows:

“(E)   Any resolution of the type specified in Sections 2.11(B) and (C) of these Bylaws, and any approval of the type specified in Section 2.11(D) of these Bylaws, must be adopted or approved, respectively, by directors representing at least 75% of the then-serving directors or the then-serving independent directors (including, if applicable, the UTC Continuing Non-Independent Non-CEO Director, if any), as applicable.”

(e)          The text of Section 2.18(D) of Exhibit A to the Merger Agreement is hereby amended and restated as follows:

“(D)   Prior to the Specified Date the replacement of the Pre-Closing CEO as the Chief Executive Officer upon his ceasing for any reason in accordance with these Bylaws to serve in the position of Chief Executive Officer shall be determined by the Independent Directors on the Board of Directors (for this purpose, deemed to include the UTC Continuing Non-Independent Non-CEO Director, if any), including at least two of the UTC Continuing Directors (other than the Pre-Closing CEO), and at least two of the RTN Continuing Independent Directors.”

(f)          The text of Section 2.18(E) of Exhibit A to the Merger Agreement is hereby amended and restated as follows:

“(E)   Any RTN Continuing Independent Director, UTC Continuing Independent Director or UTC Continuing Non-Independent Non-CEO Director who is then serving as a member of the Board of Directors and whose term is expiring at an annual meeting of shareholders held on a date that is prior to the Specified Date shall be nominated by the Committee on Governance and Public Policy of the Board of Directors (or its successor committee) for election to the Board of Directors at such annual meeting, (1) so long as, other than with respect to the UTC Continuing Non-Independent Non-CEO Director, if any, such RTN Continuing Independent Director or UTC Continuing Independent Director qualifies as an Independent Director and (2) unless such RTN Continuing Independent Director, UTC Continuing Independent Director or UTC Continuing Non-Independent Non-CEO Director, as applicable, notifies the Board of Directors of his or her desire not be so nominated. Until the Specified Date, in the event that any RTN Continuing Independent Director, UTC Continuing Independent Director or UTC Continuing Non-Independent Non-CEO Director is not nominated for election to the Board of Directors by the Committee on Governance and Public Policy of the Board of Directors (or its successor committee) or the Board of Directors in accordance with the immediately preceding clauses (1) (which shall not apply to the UTC Continuing Non-Independent Non-CEO Director) or (2), the nominee to serve as the successor to such RTN Continuing Independent Director, UTC Continuing Independent Director or UTC Continuing Non-Independent Non-CEO Director, as applicable, shall be determined in accordance with paragraph (F) of this Section 2.18.”

(g)          The text of Section 2.18(F) of Exhibit A to the Merger Agreement is hereby amended and restated as follows:

“(F)   Until the Specified Date, all vacancies on the Board of Directors created by the cessation of service of a RTN Continuing Independent Director, a UTC Continuing Independent Director or a UTC Continuing Non-Independent Non-CEO Director, if any, or any increase in the number of directors comprising the whole Board of Directors pursuant to the last sentence of this paragraph (F) of this Section 2.18 shall be filled by an individual proposed for nomination to the Committee on Governance and Public Policy of the Board of Directors (or its successor committee) by a majority of the remaining RTN Continuing Directors (in the case of a RTN Continuing Independent Director) or UTC Continuing Directors (in the case of a UTC Continuing Independent Director or a UTC Continuing Non-Independent Non-CEO Director), as applicable, provided, in each case, that such individual qualifies as an Independent Director. Until the Specified Date, in the event that any such proposed individual is not nominated for election to the Board of Directors by the Committee on Governance and Public Policy of the Board of Directors (or its successor committee) or the Board of Directors in accordance with the immediately preceding proviso, a majority of the remaining RTN Continuing Directors or UTC Continuing Directors, as applicable, shall propose another individual (and this process shall be repeated) until such an individual proposed by a majority of the remaining RTN Continuing Directors or UTC Continuing Directors, respectively, is duly nominated to serve as a member of the Board of Directors by the Committee on Governance and Public Policy of the Board of Directors (or its successor committee) in accordance with this paragraph (F) of this Section 2.18. Until the Specified Date, if any RTN Continuing Independent Director, UTC Continuing Independent Director or UTC Continuing Non-Independent Non-CEO Director is removed from the Board of Directors (and the resulting vacancy is filled) by the shareholders pursuant to Section 2.15 of these Bylaws, or any nominee for election to the Board of Directors pursuant to paragraph (E) or this paragraph (F) of this Section 2.18 is not elected to the Board of Directors (and his or her successor (who would not constitute a RTN Continuing Independent Director or UTC Continuing Independent Director, as applicable) is elected and qualified) in a contested election of directors, then the number of directors composing the whole Board of Directors shall be increased to account for the removal of such RTN Continuing Independent Director, UTC Continuing Independent Director or UTC Continuing Non-Independent Non-CEO Director, if any, or the failure of such nominee to be elected, as the case may be, and the resulting vacancy shall be filled in accordance with this paragraph (F) of this Section 2.18.”

(h)          The text of Section 2.18(H) of Exhibit A to the Merger Agreement is hereby amended and restated as follows:

“(H)   For purposes of these Bylaws, (1) the term “RTN Continuing Independent Directors” shall mean the members of the Board of Directors who (A) were directors as of [insert Closing Date] and designated to serve on the Board of Directors pursuant to Section 2.2(d)(ii) of the Agreement and Plan of Merger, dated as of June 9, 2019, by and among the Corporation, Light Merger Sub Corp. and Raytheon Company (the “Merger Agreement”), or (B) became members of the Board of Directors subsequent to [insert Closing Date] and were proposed for nomination to the Committee on Governance and Public Policy of the Board of Directors (or its successor committee) by a majority of the RTN Continuing Directors then on the Board of Directors and (2) the term “RTN Continuing Directors” shall mean the RTN Continuing Independent Directors and the Former RTN CEO. For purposes of these Bylaws, (1) the term “UTC Continuing Independent Directors” shall mean the members of the Board of Directors who (A) were directors as of [insert Closing Date] and designated to serve on the Board of Directors as Independent Directors pursuant to Section 2.2(d)(i) of the Merger Agreement or (B) became members of the Board of Directors subsequent to [insert Closing Date] and were proposed for nomination to the Committee on Governance and Public Policy of the Board of Directors (or its successor committee) by a majority of the UTC Continuing Directors then on the Board of Directors and (2) the term “UTC Continuing Directors” shall mean the UTC Continuing Independent Directors, the Pre-Closing CEO and one additional director who is not an Independent Director and was designated to serve on the Board of Directors pursuant to Section 2.2(d)(i) of the Merger Agreement (the “UTC Continuing Non-Independent Non-CEO Director”). For purposes of these Bylaws, the term “Independent Director” shall mean an individual who qualifies as independent under the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors.”

3.          References.  Each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein”, “hereby” or words of similar import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment.  Notwithstanding the foregoing, all references in the Merger Agreement, the UTC Disclosure Letter and the Raytheon Disclosure Letter to “the date hereof” or “the date of this Agreement” shall refer to June 9, 2019.

4.          Effect of Amendment.  Except as otherwise expressly provided herein, all of the terms, agreements and conditions of the Merger Agreement remain unchanged and continue in full force and effect.  This Amendment is limited precisely as written and shall not be deemed to be an amendment, waiver or consent of any other term, agreement or condition of the Merger Agreement or any of the documents referred to therein.

5.          Miscellaneous.  Section 8.3, Section 8.4 and Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

UNITED TECHNOLOGIES CORPORATION

By:	/s/ Gregory J. Hayes
Name: Gregory J. Hayes
Title: Chairman and Chief Executive Officer

LIGHT MERGER SUB CORP.

By:	/s/ Gregory J. Hayes
Name: Gregory J. Hayes
Title: Chief Executive Officer and President

RAYTHEON COMPANY

By:	/s/ Thomas A. Kennedy
Name: Thomas A. Kennedy
Title: Chairman and Chief Executive Officer